Consent of Independent Auditors



We consent to the use of our report dated November 10, 1995, with respect to the consolidated financial statements of Value Property Trust at September 30, 1995, and for each of the two years then ended, included in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-32445) and related Prospectus of Wellsford Real Properties, Inc. for the registration of 12,242,719 shares of its common stock.


ERNST & YOUNG LLP

Philadelphia, Pennsylvania
November 12, 1997